MassRoots Issues 2018 Annual Shareholder Letter

MassRoots aims to increase the number of dispensary clients through a revamped business portal and a rewards digital instrument

DENVER, April 17, 2018 -- MassRoots, Inc. ("MassRoots" or the "Company") (OTCQB:MSRT), one of the leading technology platforms for the regulated cannabis industry, today announced it had released its 2018 Annual Shareholder Letter, available below.

Dear MassRoots Shareholders,

With key cannabis markets like California and Nevada experiencing record growth, now is an ideal time to provide you with an update on MassRoots’ recent developments as well as our upcoming events and milestones. Throughout the coming weeks, we plan to:

·	Increase our market share of dispensaries with our substantially upgraded business portal;

·	Expand our strategic partnerships with leading industry brands; and

·	Introduce a digital instrument to be issued by MassRoots Blockchain Technologies, Inc., a wholly-owned subsidiary of the Company, aimed at encouraging key behaviors within the MassRoots’ platform, such as high-quality reviews of cannabis strains.

Management believes this digital instrument will incentivize user growth and stimulate the platform’s overall activity. In addition, management believes that the digital instrument may also one day be used by businesses within the cannabis industry to, among other things, develop customer loyalty programs to award our digital instruments to consumers for purchasing certain products or reaching certain spending/order levels. More information on our digital instrument is available on MassRootsBlockchain.com and the Company's Annual Report on Form 10-K for the year ended December 31, 2017 filed on April 17, 2018.

Recent MassRoots Updates and Upcoming Events

●	Introduced a restructured mobile application on Apple and Google devices which will serve as a solid foundation for new features and utilities, including our digital instrument.
●	Successfully raised $942,500 in convertible instruments assigned to MassRoots Blockchain Technologies, Inc.
●	Received proceeds of approximately $4.75 million from the sale of our common stock in the first quarter of 2018.
●	Fully retired all outstanding debts convertible into common stock.
●	Strengthened our Board of the Directors with the appointment of Graham Farrar, a seasoned software and California cannabis industry veteran.
●	Anticipate introduction of our revamped dispensary portal as our primary revenue-generating product.

New Dispensary Portal

MassRoots’ revamped dispensary portal is expected to enter private beta testing with several of the nation’s top dispensaries in the coming weeks. Through this service, dispensaries are expected to have access to a wide-array of marketing channels, utilities, and analytics to better connect with the millions of cannabis consumers in regulated markets as well as access insightful data on their local audience. To request access to the private beta version of MassRoots’ dispensary portal, please visit business.massroots.com. More information is available by calling (720) 634-2444 or emailing dispensaries@massroots.com.

Our near-term business objective is to have 1,000 dispensaries and ancillary businesses, such as vaporizer companies, paying us between $420 to $1,000 per month by the end of 2018, which we believe will enable our business to generate positive-cash flows on a monthly basis. ArcView Market Research estimates there are currently about 1,700 dispensary locations in the United States which is estimated to grow to 2,500 dispensaries over the next 18 months.

Unified MassRoots Board and Leadership Team

During the past several months, MassRoots has strengthened its leadership team with the appointment of Graham Farrar, a seasoned software and California cannabis industry veteran, to its Board of Directors and Jesus Quintero, CPA, previously of PricewaterhouseCoopers and Deloitte & Touch, as Chief Financial Officer.

The newly appointed members of the Company’s Board of Directors and its management team are committed to building long-term, sustainable shareholder value and are unified in their support of the vision and plan outlined in this shareholder update.

Strategic Partnerships

We continue to partner with some of the leading companies in the cannabis industry. We are a shareholder of High Times Holdings Corporation, which recently announced its plans to become a public-traded company through a Regulation A+ offering. We are also a shareholder of CannaRegs, Inc., which continues to impressively scale its clientele and revenues in the California market. We are constantly evaluating opportunities to partner with best-in-class companies in the cannabis industry which we believe may further expand our footprint and create new revenue-generating channels for our business.

Regards,

/s/ Isaac Dietrich

Isaac Dietrich

Chairman & Chief Executive Officer

MassRoots, Inc.

About MassRoots

MassRoots, Inc. is one of the leading technology platforms for the regulated cannabis industry. Powered by more than one million registered users, the Company's mobile apps empower consumers to make educated cannabis purchasing decisions through community-driven reviews. With a significant market share of medical cannabis patients in certain markets and more than 35,000 shareholders, the Company believes it is uniquely positioned to best serve the needs of the cannabis industry. For more information, please visit MassRoots.com/Investors and review MassRoots' filings with the U.S. Securities and Exchange Commission.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words "could," "believe," "anticipate," "intend," "estimate," "expect," "may," "continue," "predict," "potential," "project" and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results to differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company's filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

SOURCE: MassRoots, Inc.

Contact (For Press Only):

Isaac Dietrich

757.705.4238

Isaac@MassRoots.com